Exhibit 10.1 333 Clay Street, Suite 4620 Houston, Texas 77002 Phone: (713) 652-0582 Fax: (713) 652-0499
Date: May 3, 2011
To:	Ron Green — President of PTI Group, Inc.

From:	Lias J. Steen — Sr. V.P. of Legal and HR

RE:	Assignment Letter
This Assignment Letter confirms our mutual understanding of the terms and conditions applicable to your temporary international assignment in Sydney, Australia with the Mac Services Group, Inc. This letter should not be construed as an employment contract or a guarantee of employment for any specific length of time.
The terms and conditions of your assignment are set forth in this Assignment Letter, which describes the provisions applicable to your temporary international assignment. It contains both policy and procedural guidelines for compensation, benefits, and allowances related to your assignment. By signature below, you acknowledge and agree to adhere to the terms and conditions of the assignment. Any deviation from the components of the Assignment Letter must be agreed to in writing and attached to the Assignment Letter as an addendum.
The following provisions will apply during your assignment:
1.	Position Title: President of PTI Group, Inc. and Director of The Mac Services Group, Inc.

2.	Host Location: Sydney, Australia

3.	Home Location: Edmonton, Canada

4.	Effective Date of Assignment: May 3, 2011

This is contingent upon obtaining any and all medical clearances and visas and/or employment passes, as required by the Australian government. The Company will pay such reasonable expenses and official fees for your passport or visa in connection with your relocation to Australia.

5.	Duration of Assignment: 12 months

International assignments are temporary in nature. The initial term of this agreement is twelve (12) months. At the end of the initial term, a review process will take place to determine if there is a need to extend the assignment for a longer duration. However, the total length of your assignment will not exceed two (2) years.

The terms and conditions outlined in this letter will be in effect only for the initial term of this agreement. Upon completion of your assignment, you will be required to return to your home country Canada.

6.	Annual Base Salary:

Base salary is calculated on an annual basis. It is the basis for calculating assignment related allowances, premiums, supplementary payments and deductions. These compensation components may be paid in Home Country currency (Canadian dollars, with payments deposited directly into an established bank account or the compensation components may be calculated in Home Country currency, but paid in Host Country currency (Australian dollars. In situations where legal and/or tax statutes necessitate local payment of cash compensation, a portion of pay may be delivered in local currency.

7.	Benefits

You will be provided health, welfare, retirement plan and workers compensation benefits that are comparable to your current Home Country plan. The Company’s Global Benefits Plan will also be provided to ensure supplemental coverage for the duration of the assignment.

8.	Goods and Services Differential (“GSD”) / Cost of Living Adjustment (“COLA”)

A Goods and Services payment (“GSD”) will be provided when the cost-of-living is determined to be higher in the Host Country than in your Home Country. This amount is a separately identified payment of your remuneration. It will be provided on a monthly basis deposited directly into your bank account.

During the course of your assignment the GSD will be reviewed twice a year and/or adjusted in response to changing economic factors (e.g. exchange rate fluctuation, relative inflation between the Home and Host Country and changes in salary or family size while on assignment). It is important to note that the allowance may increase or decrease depending on these factors.

You will receive a living away from home allowance (“LAFHA”) — Food Component as part of the GSD, of $810 per month to compensate you for the additional food costs. The amount of compensation for additional food costs has been determined after taking into account your normal food consumption expenditure and the allowance is to compensate you for the costs in addition to that estimated amount. The amount of the allowance will be reviewed at the start of each fiscal tax year, i.e. 1 April.

9.	Housing

The Company will pay for furnished rental housing in the Host Country within established guidelines. The Company will advise a housing budget entitlement based on pre-established guidelines and in most cases the Company will own the lease and pay the actual rent directly. You will not be required to contribute to this cost. This is on the basis that you are incurring additional accommodation costs as a result of your relocation. In the event that your circumstances change and you no longer intend to return to your usual place of residence you will be required to notify the Company as soon as possible.
EMPLOYEE DECLARATIONS

In order to be eligible to receive the benefits described above, upon commencement of your assignment, and annually thereafter, you are required to complete an annual declaration for the purposes of The Mac Services Group, Inc. fringe benefits tax return. This declaration should be completed on or before 30 April each year in respect of the 12 month period (or elapsed period of employment if shorter) ending on the previous 31 March.

10.	Property Management

While on assignment, the Company will pay reasonable expenses associated with further maintaining your Home Country residence as a direct result of your absence from your Home Country. This includes association fees, property management, security, lawn care, routine maid service etc.

11.	Utilities

The Company will reimburse or pay directly for the reasonable cost of utilities, including gas, water and electric in the Host Country.

12.	Income Tax Equalization

In view of the additional personal income taxes arising from your international assignment, the Company follows a policy of “tax equalization.” The objective of this approach is to hold you responsible for the amount of Home Country taxes you would have paid had you not gone on international assignment and ensure you do not pay more in taxes than you would have as a result of the assignment. The Company will reimburse you for all actual Host Country and residual Home Country personal income taxes paid on Company-earned income. As your contribution, the Company will deduct from your base salary a hypothetical income tax, based on typical Federal and Provincial (if applicable) tax calculated based on your salary and family size. Similarly to ordinary tax returns, a tax true-up at the end of the year will apply when your tax returns are completed. It is the Company’s intent to maintain your participation in Home Country social insurance and other applicable Home Country benefits programs, to the extent possible.

The Company will designate an external tax consultant to assist in the preparation and processing of your Host and Home country tax returns at the Company’s expense. In the event that penalties and/or interest charges are imposed because your tax returns are not filed in a timely fashion, you will be responsible for the charges, unless the Company can confirm that you have made bona fide efforts to have your returns filed on time.

An initial tax briefing will be conducted by the Company’s tax provider to provide you with more detailed information related to the Company’s tax equalization program and answer any questions you have related to the Company’s tax policy/program.
PRE-ASSIGNMENT
13.	Immigration / Work Papers

The Company will assist you in meeting the necessary requirements for employment and/or residence permits in the Host Country. International assignment costs associated with obtaining items such as, but not limited to: passports, visas, work permits, etc., will be provided/paid for by the Company.
14.	Relocation Allowance

To assist in covering incidental relocation expenses, and to help defray the miscellaneous costs associated with relocating, reimbursement of any of the following expenses up to C$5,000 will be allowed upon presentation of relevant receipts.
•	Storage of personal effects

•	Customs quarantine fees

•	Travel insurance

•	Additional temporary accommodation

•	Taxis to and from airport

•	Movers and the hire of a vehicle to relocate personal effects
15.	Air Shipment

Costs for air shipment of personal effects and belongings (e.g. clothing) will be paid by the Company. The air shipment should not exceed a maximum weight of 500 pounds.

16.	Transportation to Host Country

The Company will pay for the cost of business-class airfare for you to the Host Country. Meals, incidentals and excess baggage fees will be covered.

17.	Temporary Living Expenses

The Company will cover accommodation assistance in the Host country for up to thirty (30) days as well as and meals and incidental expenses during the temporary living period.
WHILE ON ASSIGNMENT
18.	Host Country Transportation

You may be eligible to use a company vehicle. If a Company vehicle is unavailable, the Company will lease a luxury class vehicle for the duration of the initial term of assignment. The Company will incur expenses associated with fuel and operating costs.

19.	Work Schedule / Public Holidays / Vacation

Public Holidays are in accordance with the local laws and customs established in the Host Country. Host Country public holidays are considered substitutes for the Home Country holidays. Your normal work week will be observed in accordance with local customs. You will receive vacation time based on your Home Country entitlement.

20.	Emergency Travel Leave

In the event of death or serious illness in your immediate family, the Company will provide business-class airfare to the Home Country and incur expenses associated with the trip.
REPATRIATION
21.	Reassignment

Upon successful completion of the assignment, you will be repatriated to your Home Country (i.e. Canada). The Company will provide business-class airfare to your point of origin.

22.	Relocation Assistance

The company will also cover the costs of relocating your personal belongings back to Canada at the conclusion of your assignment. Costs of up to C$5,000 will be reimbursed upon presentation of relevant receipts.

23.	Completion Bonus

Upon the successful completion of your international assignment the Company will deliver a completion bonus to you, which is outlined in your Compensation Balance Sheet, attached hereto and made a part of this agreement.
TERMINATION
24.	Resignation / Voluntary or Involuntary Termination

Termination benefits are addressed in your Executive Agreement and your Amended Executive Agreement. However, should either event take place while you are on this assignment, then all allowances and benefits will cease upon the date of your termination notice. The Company will pay for the cost of airfare and reasonable expenses for you to return to your Home Country and you will be required to leave the Host Country within 30 days to be eligible for the described benefits.
The terms and conditions described in this letter replace all prior agreements, understandings and promises between the Company and you concerning the terms and conditions of your temporary assignment with the Mac Services Group, Inc., The terms of this assignment will be governed by the laws of the United States of America and the Company’s policies.
This Letter of Understanding does not create a contract of employment between you and the Company for any specified period of time. Your employment with the Company is “Employment at Will,” which means that either you or the Company may terminate your employment at any time, with or without cause, upon notice to the other.
We request that you acknowledge receipt and an understanding of this Assignment Letter by signing and returning a copy.

I, Ron Green, have read, understand and accept the conditions described in the International Assignment Letter of Understanding.

Ron Green	/s/ Ron Green	Date	May 4, 2011

Lias J. Steen	/s/ Lias J. Steen	Date	May 3, 2011
Sr. V.P. of Legal and HR
Oil States International, Inc.
Attachment: Compensation Balance Sheet

Mercer International Compensation Balance Sheet Company: Oil States International Inc. Expatriate Name: Ron Green Family Size (Home): 2 Family Size (Host): Home Country: Canada Host Country: Australia (Sydney) Report Date: February 11, 2011 Compensation Sum m ary Currency Base Salary 412,500 CAD Annual Incentive Compensation (AICP) 247,500 Completion Bonus 40% 165,000 Goods and Services Differential (COLA) 41,116 Host Country Rent + Utility Costs Benefit Paid-in-Kind Home Country Housing Norm 0 Hypothetical Tax — Federal (176,007) Hypothetical Tax — Provincial (60,980) Social Insurance (2,911) Net Compensation 626,218 CAD Goods and Services Differential (per month) 3,426 CAD Cost-of-Living Index: 139.8342 Index Date: February 11, 2011 Index Price Type: Efficient Purchaser Index Modification: Modified (See Worksheet Notes) Exchange Rate: 0.9996 AUD : 1 CAD Pricing Survey Date: September 2010 Prepared By: Consultant REF: PCV Ho using Summary Curren c y Rent Range (per month) 4,500 — 5,800 AUD Median Rent (per year) 61,800 Utility Costs (per month) 250 AUD Utility Costs (per year) 3,000 Median Rent + Utility Costs (per year) 64,800 AUD A d d it i o n a l Housing Information Housing costs for a expensive, furnished, two bedroom apartment Utilities include: electricity, gas, and water Housing Survey Date: October 2010 Neighborhoods surveyed are listed under Worksheet Notes 1,200,000 800,000 600,000 400,000 200,000 Home -Country Norms Host Country Costs Host-Country Costs Paid by Company and Home-Country Equivalent Purchasing Power Expatriate [A] Reserve [8] Goods & Services Spendable [C] Housing [D] Income Tax [E] G&S Differential [F] Host Country Housing Paid by Company [G] Host Country Taxes Paid by Company All figures shown on illustration are in home-country currency , CAD Split Pay Illustration Host Split Currency Goods and Services Spendable 103,219 CAD Goods and Services Differential (COLA) 41,116 Host Country Rent + Utility Costs Benefit Paid-in-Kind Portion Paid at Host 144,335 CAD Home Split Base Salary 412,500 CAD Bonuses 412,500 Goods and Services Spendable (103,219) Home Country Housing Norm Hypothetical Taxes (236,987) Social Insurance (2,911) Portion Paid at Home 481,883 CAD Net Compensation 6 2 6, 2 18 CAD Assignment Location Budget (Portion of salary needed in host currency for G&S expenditures) Currency Goods and Services Spendable 103,178 AUD Goods and Services Differential (COLA) 41,100 Host Country Rent + Utility Costs Benefit Paid-in-Kind Total Host Country Budget 144,278 AUD 160,000 140,000 - 120,000 G&S Differential 100,000 80,000 60,000 40,000 • Goods & 20,000 Services Spendable Host-Country Costs Paid by Company and Expatriate All figures shown on illustration are in host-country currency, AUD Worksheet Notes Compensation worksheet does not include host country taxes Index Modification: NO Pvt Trans Note 1: Estimated Annual Rent based on midpoint of rent range (Mercer default), unless company specified. Note 2: Neighborhoods: Ba/main, Bellevue Hill, Bronte, Darlinghurst , Downtown, Kirribilli, Mosman, Paddington , Potts Point, Surry Hills Re a s o n for Update: ew ackage